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                                                         EXHIBIT 5
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                                                                       EXHIBIT 5

                                                       June 16, 1995

                                            BellSouth Telecommunications, Inc.
                                            675 West Peachtree Street, N.E.
                                            Atlanta, Georgia 30375

     Attention: Jere A. Drummond, President and Chief Executive Officer

Dear Sirs:

     I am referring to the Registration Statement to which this opinion is filed as an exhibit which BellSouth Telecommunications, Inc. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to debt securities (the "Debt Securities"), to be issued under one or more indentures (the "Indentures") in substantially the forms filed therewith.

     I have examined originals, or copies of originals of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as I have deemed relevant and necessary as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

     In rendering this opinion, as to certain matters, I have relied upon the opinions of counsel whom I consider competent.

     In this regard, I am of the opinion that:

     1. The Company is a validly incorporated and existing corporation under the laws of the State of Georgia.

     2. The execution and delivery of the Indentures and issuance of the Debt Securities have been duly authorized by appropriate corporate action.

     3. The Indentures, when duly executed and delivered, will be valid and binding agreements of the Company in accordance with their respective terms, and the Debt Securities, when duly executed, registered and authenticated in accordance with the terms of the Indentures and paid for and delivered in accordance with the provisions of the Underwriting Agreements to be dated on or about the date of the pricing between the Company and the representatives of the several underwriters named therein, will be legal, valid and binding obligations of the Company in accordance with their terms.

     4. No consent, approval, authorization or other order of any regulatory authority (other than the Securities and Exchange Commission and approvals which may be required, if any, under Blue Sky or securities laws of various states with respect to the sale of the Debt Securities) is legally required for the execution and delivery of the Indentures or the issuance and sale of the Debt Securities as contemplated in the aforesaid Registration Statement.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and any related registration statements filed pursuant to Rule 462(b) under the Securities Act. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Opinions."

                                          Very truly yours,

                                               /s/  ROGER M. FLYNT, JR.
                                          ----------------------------------
                                          Roger M. Flynt, Jr.
                                          Vice President and General Counsel